Exhibit 10.7.1

RENEWAL OF SUBLEASE

THIS RENEWAL OF SUBLEASE is made and entered into this 16th day of November, 2004, by and between Veterinary Technologies Corporation, hereinafter called Tenant; New River Pharmaceuticals, Inc., hereinafter called Subtenant; and Virginia Tech Foundation, Inc., hereinafter called Landlord. The terms Tenant and Subtenant are intended to include the successors and assigns of the original parties and their heirs, legal representatives, successors and assigns of the respective entities.

WHEREAS, on July 23, 2001, the Tenant and Subtenant entered into a Sublease Agreement in writing of the following demised premises, situated in Montgomery County, Virginia, to wit:

Approximately 508 rentable square feet in Suite 1120 in Research Building II,

1861 Pratt Drive, Blacksburg, Virginia.

WHEREAS, the Tenant and Subtenant desire to renew the original sublease thereto,

THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

1.	The purpose of this modification is to renew the Sublease for the Demised Premises for a period of six months, commencing on December 21, 2004, and ending on June 19, 2005.

2.	The monthly rental for the renewal term shall be Seven Hundred Thirteen and 32/100 Dollars ($713.32).

3.	The monthly furnishings and equipment rental for the renewal term shall be Five Hundred Ninety-Nine and 40/100 Dollars ($599.40).

All other terms and conditions of the sublease are in full force and effect.

IN WITNESS WHEREOF, this Sublease Renewal is entered into by the parties hereto on the date and year first set forth above:

For Veterinary Technologies Corporation

/s/ James W. Hiney	11/17/04
James W. Hiney, CEO	(date)

For New River Pharmaceuticals Inc.

/s/ Randal J. Kirk	12/1/04
Randal J. Kirk, President & CEO	(date)

For Virginia Tech Foundation, Inc.

/s/ Raymond D. Smoot	12/9/04
Raymond D. Smoot, Jr., COO & Sec.-Treas.	(date)